Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of NovaBay Pharmaceutical Inc. (the “Company”) on Form S-8 of our report dated March 26, 2010, relating to the consolidated statements of operations, stockholders’ equity and cash flows of the Company for the year ended December 31, 2009 and for the period ended from July 1, 2002 (date of development stage inception) to December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed by the Company with the Securities and Exchange Commission on March 6, 2014.

 /s/ Davidson & Company LLP

“DAVIDSON & COMPANY LLP”

Chartered Accountants

Vancouver, Canada

March 4, 2014